Issuer Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration No. 333-216167-01

May 1, 2018

American Airlines, Inc.

$100,000,000

2012-2C(R) Pass Through Trust

Pass Through Certificates, Series 2012-2C(R)

Pricing Term Sheet, dated May 1, 2018 to the preliminary prospectus supplement dated April 30, 2018 (as supplemented, the “Preliminary Prospectus Supplement”) of American Airlines, Inc. (“American”).

The information herein supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

Securities:	Class C(R) Pass Through Certificates, Series 2012-2C(R) (“Class C(R) Certificates”)

Amount:	$ 100,000,000

Price to Public:	99.297%

CUSIP:	02377H AA1

ISIN:	US02377HAA14

Purchase Price by Underwriter:	99.297%

Coupon/Stated Interest Rate:	4.70%

Regular Distribution Dates:	June 3 and December 3, commencing on December 3, 2018

Make-Whole Spread Over Treasuries:	0.35%

Settlement:	May 15, 2018 (T+10), the 10th business day after the date hereof

Sole Underwriter:	Deutsche Bank Securities Inc.

Underwriting Commission:	$ 200,000

Changes to the Preliminary Prospectus Supplement

Changes to the Summary of Certificate Table on Page S-2 of the Preliminary Prospectus Supplement	The following rows as they relate to the Class C(R) Certificates are amended and restated as follows:
Final Expected Distribution Date of the Class C(R) Certificates changed to June 3, 2021;

Expected Principal Distribution Window changed to 3.1 Years;

Weighted Average Life (in years) changed to 3.1 Years.

Changes to the Loan to Value Ratio Table on Page S-5 of the Preliminary Prospectus Supplement	For the Class C(R) Certificates, the Pool Balances and LTVs for periods after June 3, 2021 are amended and restated to indicate that the scheduled principal payment for the Class C(R) Certificates will be on June 3, 2021 and there will be no Class C(R) Certificates outstanding after such date.

Changes to page S-17 of the Preliminary Prospectus Supplement	The last paragraph in row (d) related to the right of Class C(R) Certificateholders to require American to repurchase their certificates is deleted in its entirety.

Changes to the table on Page S-59 of the Preliminary Prospectus Supplement	The scheduled principal payment for the Series C(R) Equipment Notes has been changed to June 3, 2021 and the expected Pool Factor for such date and all dates thereafter is changed to 0.00.

Changes to page S-113 of the Preliminary Prospectus Supplement	The third paragraph under the heading “Possible Refinancing of the Certificates” related to the right of Class C(R) Certificateholders to require American to repurchase their certificates is deleted in its entirety.

Appendix IV	Each table in Appendix IV is amended to provide that with respect to the Series C(R) Equipment Notes that the Outstanding Balance and LTV for June 3, 2021 and all periods thereafter is zero.

Appendix V	Each table in Appendix V is amended to provide that with respect to the Series C(R) Equipment Notes the scheduled principal payment for the full balance will occur on June 3, 2021 and the equipment note ending balance will be zero for all dates thereafter.

The issuer has filed a registration statement (including a prospectus) and a related prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request them by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611.